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                                                                       EXHIBIT 5


                               November 19, 1998



JCP Receivables, Inc.
6501 Legacy Drive - MS 1318
Plano, Texas 75024-3698

     Re:   JCP Receivables Inc.
           Class A Asset Backed Certificates, Series E

Ladies and Gentlemen:

     As the Executive Vice President, Secretary and General Counsel of J. C. Penney Company, Inc., a Delaware corporation ("JCPenney"), I am familiar with JCP Receivables, Inc., a Delaware corporation and an indirect wholly owned subsidiary of JCPenney ("JCPR"), and the proposed offering by JCPR of Class A Asset Backed Certificates, Series E ("Certificates"), to be issued pursuant to a Master Pooling and Servicing Agreement, as amended, ("Pooling and Servicing Agreement") among JCPR, JCPenney and The Fuji Bank and Trust Company, as Trustee ("Trustee"), as supplemented by the Series E Supplement ("Supplement") thereto relating to the Certificates, by JCP Master Credit Card Trust, a trust originated by JCPR and created under the Pooling and Servicing Agreement ("Trust").

     In that connection I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificate of Incorporation, as amended, and the Bylaws of JCPR, (b) resolutions adopted by the Board of Directors of JCPR by unanimous written consent dated as of September 25, 1998, and (c) the Pooling and Servicing Agreement. In rendering such opinion, I have relied upon certificates of officers of JCPR and public officials with respect to the accuracy of factual matters in such certificates.

     Based upon such examination, I am of the opinion that:

     1. JCPR has been duly incorporated and is validly existing under the laws of the State of Delaware.

     2. The execution and delivery of the Pooling and Servicing Agreement by JCPR has been duly authorized and constitutes a valid and binding obligation of JCPR.
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     3.    The Supplement, when duly executed and delivered, will constitute a valid and binding obligation of JCPR.

     4. The Certificates, when duly executed by JCPR, authenticated by the Trustee in accordance with the Pooling and Servicing Agreement and issued by the Trust and sold by JCPR as contemplated by the Registration Statement (as defined below), will be validly issued, fully paid and nonassessable and will be entitled to the benefits of the Pooling and Servicing Agreement.

     I hereby consent to the reference to me under the heading "Legal Matters" in the prospectus included in the Registration Statement on Form S-1 relating to the Certificates and filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 ("Registration Statement") and to the filing of this opinion as an exhibit to said Registration Statement.


                                       Very truly yours,



                                       /s/ Charles R. Lotter
                                           Executive Vice President
                                           Secretary and General Counsel